Exhibit 99.(g)

Master Custodian Agreement

This Agreement made as of July 8, 2022, and to have an effective date with respect to a Portfolio (as defined below) on a date that is mutually agreed upon in writing by the Custodian (as defined below) and the relevant Fund (as defined below), is by and between each management investment company identified on Appendix A hereto (each such investment company and each management investment company made subject to this Agreement in accordance with Section 22.5 below shall hereinafter be referred to as a “Fund”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Custodian”).

Witnesseth:

Whereas, the Fund is authorized to issue shares in separate series (“Shares”), with each such series representing interests in a separate portfolio of securities and other assets;

Whereas, the Fund intends that this Agreement be applicable to each of its series set forth on Appendix A hereto (such series together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 22.5 below, shall hereinafter be referred to as the “Portfolio(s)”);

Whereas, the Fund will issue and redeem shares of each Portfolio as more fully described in the then currently effective prospectus and statement of additional information of the Fund related to the Portfolio (collectively, the “Prospectus”).

Now, Therefore, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

Section 1.	Employment of Custodian and Property to be Held by It

The Fund hereby employs the Custodian as a custodian of assets of the Portfolios, including securities which the Fund, on behalf of the applicable Portfolio, desires to be held in places within the United States (“domestic securities”) and securities it desires to be held outside the United States (“foreign securities”). The Fund, on behalf of its Portfolio(s), agrees to deliver to the Custodian all securities and cash of the Portfolios, and all payments of income, payments of principal or capital distributions received by it with respect to all securities owned by the Portfolio(s) from time to time, and the cash consideration received by it for such Shares as may be issued or sold from time to time. The Custodian shall not be responsible for any property of a Portfolio which is not received by it or which is delivered out in accordance with Proper Instructions (as such term is defined in Section 8 hereof), so long as the Custodian has met its standard of care as specified in Section 16.1 of this Agreement. Except as otherwise agreed in writing with the Fund, the Custodian will only accept custody of securities and other assets that it is operationally equipped and licensed to hold in the relevant market where it provides custodial services either directly or through an existing subcustodian and may decline to accept custody of certain securities or asset types that it determines present an unacceptable risk profile or that it or its subcustodians are not operationally equipped or permitted to hold under any law or regulation. For the avoidance of doubt, the Custodian shall not accept any of the following for custody hereunder: digital (tokenized) assets, cryptocurrencies, or assets issued via distributed ledger technology.

With respect to uncertificated shares (the “Underlying Shares”) of registered “investment companies” (as defined in Section 3(a)(1) of the Investment Company Act of 1940, as amended from time to time (the “1940 Act”)), whether in the same “group of investment companies” (as defined in Section 12(d)(1)(G)(ii) of the 1940 Act) or otherwise, including pursuant to Section 12(d)(1)(F) of the 1940 Act (hereinafter sometimes referred to as the “Underlying Portfolios”) the holding of confirmation statements that identify the shares as being recorded in the Custodian’s name on behalf of the Portfolios will be deemed custody for purposes hereof.

Upon receipt of Proper Instructions, the Custodian shall on behalf of the Fund appoint one or more banks, trust companies or other entities located in the United States and designated in such Proper Instructions to act as a sub-custodian for the purposes of effecting such transaction(s) as may be designated by the Fund. Each such designated sub-custodian is referred to herein as a “Special Sub-Custodian.” The Custodian may place and maintain the Fund’s foreign securities with foreign banking institution sub-custodians employed by the Custodian and/or foreign securities depositories, in accordance with the applicable provisions of Sections 3 and 4 hereof.

Cash received for the Fund will be deposited with the Custodian, or with a subcustodian, depending on the currency and/or the market. The Custodian will designate each currency in a particular market as On Book Cash or Off Book Cash. “On Book Cash” means the currency is maintained in a deposit account with, and recorded as a liability on the balance sheet of, the Custodian (through any of its branches) and “Off Book Cash” means the currency is maintained in a deposit account with, and recorded as a liability on the balance sheet of, a subcustodian (through any of its branches). The Custodian may change the designation of a currency as On Book or Off Book from time to time. The Fund will find the designation of currencies as On Book Cash and Off Book Cash, and any changes to such designations, in the general client publications (“Client Publications” ) of the Custodian from time to time available to clients and their investment managers, including the Investment Managers’ Guide, Client Guide, Guide to Custody in World Markets, and FX Client Guide. In accepting deposits under this Agreement, the Custodian (for On Book Cash) or the relevant subcustodian (for Off Book Cash) acts as banker and does not hold the money deposited on trust or segregated from its proprietary assets. Accordingly, the Fund is an unsecured creditor of the Custodian (for On Book Cash) or the relevant subcustodian (for Off Book Cash), subject to such rights as may arise in an insolvency event as determined under the laws of the jurisdiction of the Custodian or relevant subcustodian. With respect to Off Book Cash, the Custodian is only responsible for returning the actual amount that the Custodian receives from the subcustodian.

Cash accounts may be interest bearing or non-interest bearing and may be subject to charges or fees on the deposit balance or on a per account basis. The Custodian or the relevant subcustodian will determine on a periodic basis (i) the interest rates, if any (which may be positive, zero or negative), or equivalent charges or fees paid or charged to the Fund from time to time with respect to a cash account; and (ii) the overdraft rates or equivalent charges or fees and the applicable overdraft thresholds (if any) that will trigger interest charges from time to time for overdrafts, in each case, acting in their sole discretion, taking into account market conditions and other relevant commercial considerations. Interest and overdraft rates or other account charges or fees will vary by currency.

Details on current rates and deposit account charges are available upon request. The Fund must maintain sufficient funds in the cash accounts to settle all transactions in the applicable currencies in a timely manner. The Custodian or its subcustodians may, but are not required to, extend credit under this Agreement. The Custodian reserves the right to decline to process any Proper Instruction or settle any transaction that would result in an overdraft of a cash account. If an overdraft arises in a cash account, the Fund agrees to repay the principal amount of the overdraft upon demand by the Custodian or within five business days, whichever is earlier, plus any applicable overdraft fees and interest on the principal overdraft.

Section 2.	Duties of the Custodian with Respect to Property of the Portfolios to be Held in the United States

Section 2.1   Holding Securities. The Custodian shall hold and physically segregate for the account of each Portfolio all non-cash property to be held by it in the United States, including all domestic securities owned by such Portfolio other than (a) securities which are maintained pursuant to Section 2.9 in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury (each, a “U.S. Securities System”) and (b) Underlying Shares owned by the Fund which are maintained pursuant to Section 2.11 hereof in an account with State Street Bank and Trust Company or such other entity which may from time to time be appointed by the Fund to act as a transfer agent for the Underlying Portfolios and with respect to which the Custodian is provided with Proper Instructions (the “Underlying Transfer Agent”).

Section 2.2   Delivery of Domestic Securities. The Custodian shall release and deliver domestic securities owned by a Portfolio held by the Custodian, in a U.S. Securities System account of the Custodian or in an account at the Underlying Transfer Agent, only upon receipt of Proper Instructions on behalf of the applicable Portfolio, specifying (a) the domestic securities of the Portfolio to be delivered and (b) the person or persons to whom delivery of such securities shall be made.

Section 2.3   Registration of Securities. Domestic securities held by the Custodian (other than bearer securities) shall be registered in the name of the Portfolio or in the name of any nominee of the Fund on behalf of the Portfolio or of any nominee of the Custodian which nominee shall be assigned exclusively to the Portfolio, unless the Fund has authorized in writing the appointment of a nominee to be used in common with other registered management investment companies having the same investment adviser as the Portfolio, or in the name or nominee name of any agent appointed pursuant to Section 2.8 or in the name or nominee name of any sub-custodian appointed pursuant to Section 1. All securities accepted by the Custodian on behalf of the Portfolio under the terms of this Agreement shall be in “street name” or other good delivery form. If, however, the Fund directs the Custodian to maintain securities in “street name”, the Custodian shall utilize reasonable efforts only to timely collect income due the Fund on such securities and to notify the Fund of relevant corporate actions including, without limitation, pendency of calls, maturities, tender or exchange offers.

Section 2.4   Payment of Fund Monies. The Custodian shall pay out monies of a Portfolio upon receipt of Proper Instructions on behalf of the applicable Portfolio, specifying (a) the amount of such payment and (b) the person or persons to whom such payment is to be made.

Section 2.5  Bank Accounts. The Custodian shall open and maintain a separate bank account or accounts in the United States in the name of each Portfolio of the Fund, subject only to draft or order by the Custodian acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Portfolio, other than cash maintained by the Portfolio in a bank account established and used in accordance with Rule 17f-3 under the 1940 Act. Funds held by the Custodian for a Portfolio may be deposited by it to its credit as Custodian in the banking department of the Custodian or in such other banks or trust companies as it may in its discretion deem necessary or desirable; provided, however, that every such bank or trust company shall be qualified to act as a custodian under the 1940 Act and that each such bank or trust company and the funds to be deposited with each such bank or trust company shall on behalf of each applicable Portfolio be approved by vote of a majority of the board of directors or trustees, as applicable, of the Fund (the “Board”). Such funds shall be deposited by the Custodian in its capacity as Custodian and shall be withdrawable by the Custodian only in that capacity.

Section 2.6   Collection of Income. Subject to the provisions of Section 2.3, the Custodian shall collect on a timely basis all income and other payments with respect to registered domestic securities held hereunder to which each Portfolio shall be entitled either by law or pursuant to custom in the securities business, and shall collect on a timely basis all income and other payments with respect to bearer domestic securities if, on the date of payment by the issuer, such securities are held by the Custodian or its agent thereof, and shall credit such income, as collected, to such Portfolio’s custodian account. The Custodian shall present for payment all income items requiring presentation as and when they become due and shall collect interest when due on securities held hereunder. Income due each Portfolio on securities loaned shall be the responsibility of the Fund. The Custodian will have no duty or responsibility in connection therewith, other than to provide the Fund with such information or data as may be necessary to assist the Fund in arranging for the timely delivery to the Custodian of the income to which the Portfolio is properly entitled.

Section 2.7   Appointment of Agents. The Custodian may at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company which is itself qualified under the 1940 Act to act as a custodian, as its agent to carry out such of the provisions of this Section 2 as the Custodian may from time to time direct; provided, however, that the appointment of any agent shall not relieve the Custodian of its responsibilities or liabilities hereunder. The Underlying Transfer Agent shall not be deemed an agent or sub-custodian of the Custodian for purposes of this Agreement.

Section 2.8   Deposit of Fund Assets in U.S. Securities Systems. The Custodian may deposit and/or maintain securities owned by a Portfolio in a U.S. Securities System in compliance with the conditions of Rule 17f-4 under the 1940 Act, as amended from time to time.

Section 2.9   Segregated Account. Upon receipt of Proper Instructions, the Custodian shall on behalf of each applicable Portfolio establish and maintain a segregated account or accounts for and on behalf of each such Portfolio for any purpose, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by the Custodian pursuant to Section 2.9 hereof.

Section 2.10   Deposit of Fund Assets with the Underlying Transfer Agent. Underlying Shares beneficially owned by the Fund, on behalf of a Portfolio, shall be deposited and/or maintained in an account or accounts maintained with an Underlying Transfer Agent and the Custodian’s only responsibilities with respect thereto shall be limited to the following:

1)	Upon receipt of a confirmation or statement from an Underlying Transfer Agent that such Underlying Transfer Agent is holding or maintaining Underlying Shares in the name of the Custodian (or a nominee of the Custodian) for the benefit of a Portfolio, the Custodian shall identify by book-entry that such Underlying Shares are being held by it as custodian for the benefit of such Portfolio.

2)	In respect of the purchase of Underlying Shares for the account of a Portfolio, upon receipt of Proper Instructions, the Custodian shall pay out monies of such Portfolio as so directed, and record such payment from the account of such Portfolio on the Custodian’s books and records.

3)	In respect of the sale or redemption of Underlying Shares for the account of a Portfolio, upon receipt of Proper Instructions, the Custodian shall transfer such Underlying Shares as so directed, record such transfer from the account of such Portfolio on the Custodian’s books and records and, upon the Custodian’s receipt of the proceeds therefor, record such payment for the account of such Portfolio on the Custodian’s books and records.

4)	The Custodian will implement procedures to ensure that the Underlying Transfer Agent’s records of each Portfolio’s holdings of Underlying Shares are properly reconciled with the Custodian’s records.

Section 2.11   Ownership Certificates for Tax Purposes. The Custodian shall execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to domestic securities of each Portfolio held by it and in connection with transfers of securities.

Section 2.12   Proxies. The Custodian shall deliver to the Fund, in the most expeditious manner practicable, all forms of proxies, all notices of meetings, and any other notices or announcements affecting or relating to securities owned by one or more of the Fund’s Portfolios that are received by the Custodian, any Sub-Custodian, or any nominee of either of them (or with the exercise of reasonable care that the Custodian, any Sub-Custodian, or any nominee of either of them should have become aware), and, upon receipt of Proper Instructions, the Custodian shall execute and deliver, or cause such Sub-Custodian or nominee to execute and deliver, such proxies or other authorizations as may be required. The Custodian recognizes that this requirement applies to all securities and that the Fund’s investments in non-U.S. securities may entail proxies and notices, which, for the avoidance of doubt, are subject to this Agreement. Except as directed pursuant to Proper Instructions, neither the Custodian nor any Sub-Custodian or nominee shall vote upon any such securities, or execute any proxy to vote thereon, or give any consent or take any other action with respect thereto. In the event that the Custodian is unable to vote upon any such securities in accordance with Proper Instructions for any reason including, but not limited to, the failure of the Fund to deliver any necessary powers of attorney or other documentation, the Custodian shall promptly notify (subject to market practices and rules) the Fund. The Fund acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of the Fund to exercise shareholder rights.

Section 2.13   Communications Relating to Domestic Portfolio Securities. Subject to the provisions of Section 2.3, the Custodian shall transmit promptly to the Fund for each Portfolio all written information received by the Custodian from issuers of the securities being held for the Portfolio. With respect to tender or exchange offers, the Custodian shall transmit promptly to the Fund all written information received by the Custodian from issuers of the securities whose tender or exchange is sought and from the party (or its agents) making the tender or exchange offer. The Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with domestic securities or other property of the Portfolios at any time held by it unless (i) the Custodian is in actual possession of such domestic securities or property and (ii) the Custodian receives Proper Instructions with regard to the exercise of any such right or power, and both (i) and (ii) occur at least three business days prior to the date on which the Custodian is to take action to exercise such right or power. The Custodian shall also transmit promptly to the Fund for each Portfolio all written information received by the Custodian regarding any class action or other collective litigation in connection with Portfolio securities or other assets issued in the United States and then held, or previously held, during the relevant class-action period during the term of this Agreement by the Custodian for the account of the Fund for such Portfolio, including, but not limited to, opt-out notices and proof-of-claim forms, in each case to the extent set out in the Client Publications. The Custodian will not support class-action participation by the Fund beyond such forwarding of written information received by the Custodian. For the avoidance of doubt, upon and after the effective date of any termination of this Agreement, with respect to the Fund or its Portfolio(s), as may be applicable, the Custodian shall have no responsibility to so transmit any information under this Section 2.14.

Section 2.14   Provision of Information. At the request of the Fund, the Custodian shall promptly provide to the Fund all information relating to the Fund, or any of its Portfolio’s, cash, securities, and other assets which may be reasonably requested by the Fund in order to determine the amount to be paid to the Custodian under Section 15 hereof. Such information shall be delivered to the Fund at such time(s) and in such form(s) specified by the Fund.

Section 3.	Provisions Relating to Rules 17f-5 and 17f-7

Section 3.1.   Definitions. As used throughout this Agreement, the capitalized terms set forth below shall have the indicated meanings:

“Country Risk” means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country’s political environment, economic and financial infrastructure (including any Eligible Securities Depository operating in the country); prevailing or developing custody and settlement practices; and laws and regulations applicable to the safekeeping and recovery of Foreign Assets held in custody in that country.

“Eligible Foreign Custodian” has the meaning set forth in section (a)(1) of Rule 17f-5.

“Eligible Securities Depository” has the meaning set forth in section (b)(1) of Rule 17f-7.

“Foreign Assets” means any of the Portfolios’ investments (including foreign currencies) for which the primary market is outside the United States, and any cash and cash equivalents that are reasonably necessary to effect the Portfolios’ transactions in those investments.

“Foreign Custody Manager” has the meaning set forth in section (a)(3) of Rule 17f-5.

“Foreign Securities System” means an Eligible Securities Depository listed on Schedule B hereto.

“Rule 17f-5” means Rule 17f-5 promulgated under the 1940 Act.

“Rule 17f-7” means Rule 17f-7 promulgated under the 1940 Act.

Section 3.2.   The Custodian as Foreign Custody Manager.

3.2.1   Delegation to the Custodian as Foreign Custody Manager. The Fund, by resolution adopted by the Board prior to effectiveness of the delegation herein, hereby delegates to the Custodian, subject to Section (b) of Rule 17f-5, the responsibilities set forth in this Section 3.2 with respect to Foreign Assets of the Portfolios held outside the United States, and the Custodian hereby accepts such delegation as Foreign Custody Manager with respect to the Portfolios.

3.2.2   Countries Covered. The Foreign Custody Manager shall be responsible for performing the delegated responsibilities defined below only with respect to the countries and custody arrangements for each such country listed on Schedule A to this Agreement, which list of countries may be amended from time to time by the Fund with the agreement of the Foreign Custody Manager. The Foreign Custody Manager shall list on Schedule A the Eligible Foreign Custodians selected by the Foreign Custody Manager to maintain the assets of the Portfolios, which list of Eligible Foreign Custodians may be amended from time to time in the sole discretion of the Foreign Custody Manager. The Foreign Custody Manager will provide amended versions of Schedule A in accordance with Section 3.2.5 hereof.

Upon the receipt by the Foreign Custody Manager of Proper Instructions to open an account or to place or maintain Foreign Assets in a country listed on Schedule A, and the fulfillment by the Fund, on behalf of the applicable Portfolio(s), of the applicable account opening requirements for such country, the Foreign Custody Manager shall be deemed to have been delegated by the Board on behalf of such Portfolio(s) responsibility as Foreign Custody Manager with respect to that country and to have accepted such delegation. Execution of this Agreement by the Fund shall be deemed to be a Proper Instruction to open an account, or to place or maintain Foreign Assets, in each country listed on Schedule A. Following the receipt of Proper Instructions directing the Foreign Custody Manager to close the account of a Portfolio with the Eligible Foreign Custodian selected by the Foreign Custody Manager in a designated country, the delegation by the Board on behalf of such Portfolio to the Custodian as Foreign Custody Manager for that country shall be deemed to have been withdrawn and the Custodian shall immediately cease to be the Foreign Custody Manager with respect to such Portfolio with respect to that country.

The Foreign Custody Manager may withdraw its acceptance of delegated responsibilities with respect to a designated country to the extent it is effecting such withdrawal across its client base and no longer makes the market available on Schedule A upon written notice to the Fund. Seventy-five (75) days (or such longer period to which the parties agree in writing) after receipt of any such notice by the Fund, the Custodian shall have no further responsibility in its capacity as Foreign Custody Manager to the Fund with respect to the country as to which the Custodian’s acceptance of delegation is withdrawn.

3.2.3   Scope of Delegated Responsibilities:

(a)   Selection of Eligible Foreign Custodians. Subject to the provisions of this Section 3.2, the Foreign Custody Manager may place and maintain the Foreign Assets in the care of the Eligible Foreign Custodian selected by the Foreign Custody Manager in each country listed on Schedule A, as amended from time to time. In performing its delegated responsibilities as Foreign Custody Manager to place or maintain Foreign Assets with an Eligible Foreign Custodian, the Foreign Custody Manager shall determine that the Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the country in which the Foreign Assets will be held by that Eligible Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation the factors specified in Rule 17f-5(c)(1).

(b)  Contracts With Eligible Foreign Custodians. The Foreign Custody Manager shall determine that the contract governing the foreign custody arrangements with each Eligible Foreign Custodian selected by the Foreign Custody Manager will satisfy the requirements of Rule 17f-5(c)(2).

(c)   Monitoring. In each case in which the Foreign Custody Manager maintains Foreign Assets with an Eligible Foreign Custodian selected by the Foreign Custody Manager, the Foreign Custody Manager shall establish a system to monitor (i) the appropriateness of maintaining the Foreign Assets with such Eligible Foreign Custodian and (ii) the contract governing the custody arrangements established by the Foreign Custody Manager with the Eligible Foreign Custodian. In the event the Foreign Custody Manager determines that the custody arrangements with an Eligible Foreign Custodian it has selected are no longer appropriate, the Foreign Custody Manager shall notify the Board in accordance with Section 3.2.5 hereunder.

3.2.4   Guidelines for the Exercise of Delegated Authority. For purposes of this Section 3.2, the Board shall be deemed to have considered and determined to accept such Country Risk as is incurred by placing and maintaining the Foreign Assets in each country for which the Custodian is serving as Foreign Custody Manager of the Portfolios.

3.2.5   Reporting Requirements. The Foreign Custody Manager shall report the withdrawal of the Foreign Assets from an Eligible Foreign Custodian and the placement of such Foreign Assets with another Eligible Foreign Custodian by providing to the Board an amended Schedule A at the end of the calendar quarter in which an amendment to such Schedule has occurred. The Foreign Custody Manager shall make written reports notifying the Board of any other material change in the foreign custody arrangements of the Portfolios described in this Section 3.2 after the occurrence of the material change.

3.2.6   Standard of Care as Foreign Custody Manager of a Portfolio. The Foreign Custody Manager agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Foreign Assets would exercise, in performing the delegated responsibilities. The foregoing notwithstanding, the Custodian acting as Foreign Custody Manager of a Portfolio is subject to the standard of care provided in Section 16.1 of this Agreement.

3.2.7   Representations with Respect to Rule 17f-5. The Foreign Custody Manager represents to the Fund that it is a U.S. Bank as defined in section (a)(7) of Rule 17f-5. the Fund represents to the Custodian that the Board has determined or will determine prior to any reliance on the Custodian herein, that it is reasonable for the Board to rely on the Custodian to perform the responsibilities delegated pursuant to this Agreement to the Custodian as the Foreign Custody Manager of the Portfolios.

Section 3.3   Eligible Securities Depositories.

3.3.1   Analysis and Monitoring. The Custodian shall (a) provide the Fund (or its duly-authorized investment manager or investment advisor (“Investment Advisor”)) with an analysis of the custody risks associated with maintaining assets with the Eligible Securities Depositories set forth on Schedule B hereto in accordance with section (a)(1)(i)(A) of Rule 17f-7; (b) monitor such risks on a continuing basis, and (c) promptly notify the Fund (or its Investment Advisor)) of any material change in such risks, in accordance with section (a)(1)(i)(B) of Rule 17f-7.

3.3.2   Standard of Care. The Custodian agrees to exercise reasonable care, prudence and diligence in performing the duties set forth in Section 3.3.1.

Section 4.	Duties of the Custodian with Respect to Property of the Portfolios to be Held Outside the United States

Section 4.1   Holding Securities. The Custodian shall identify on its books as belonging to the Portfolios the foreign securities held by each Eligible Foreign Custodian or Foreign Securities System. The Custodian may hold foreign securities for all of its customers, including the Portfolios, with any Eligible Foreign Custodian in an account that is identified as belonging to the Custodian for the benefit of its customers, provided however, that (i) the records of the Custodian with respect to foreign securities of the Portfolios which are maintained in such account shall identify those securities as belonging to the Portfolios and (ii) to the extent permitted and customary in the market in which the account is maintained, the Custodian shall require that securities so held by the Eligible Foreign Custodian be held separately from any assets of such Eligible Foreign Custodian or of other customers of such Eligible Foreign Custodian.

Section 4.2.   Foreign Securities Systems. Foreign securities shall be maintained in a Foreign Securities System in a designated country through arrangements implemented by the Custodian or an Eligible Foreign Custodian, as applicable, in such country.

Section 4.3.   Transactions in Foreign Custody Account.

4.3.1.   Delivery of Foreign Securities. The Custodian or an Eligible Foreign Custodian shall release and deliver foreign securities of the Portfolios held by the Custodian or such Eligible Foreign Custodian, or in a Foreign Securities System account, only upon receipt of Proper Instructions, specifying (a) the foreign securities to be delivered and (b) the person or persons to whom delivery of such securities shall be made.

4.3.2.   Payment of Portfolio Monies. The Custodian shall pay out, or direct the respective Eligible Foreign Custodian or the respective Foreign Securities System to pay out, monies of the Fund only upon receipt of Proper Instructions specifying (a) the amount of such payment and (b) the person or persons to whom such payment is to be made.

4.3.3.   Market Conditions. Notwithstanding any provision of this Agreement to the contrary but otherwise subject to the standard of care provided in Section 16.1 of this Agreement, settlement and payment for Foreign Assets received for the account of the Portfolios and delivery of Foreign Assets maintained for the account of the Portfolios may be effected in accordance with the customary established securities trading or processing practices and procedures in the country or market in which the transaction occurs, including, without limitation, delivering Foreign Assets to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) with the expectation of receiving later payment for such Foreign Assets from such purchaser or dealer.

The Custodian shall provide to the Board the information with respect to custody and settlement practices in countries in which the Custodian employs an Eligible Foreign Custodian described on Schedule C hereto at the time or times set forth on such Schedule. The Custodian may revise Schedule C from time to time, provided that no such revision shall result in a Board being provided with substantively less information than had been previously provided hereunder.

Section 4.4.   Registration of Foreign Securities. Foreign securities maintained in the custody of an Eligible Foreign Custodian (other than bearer securities) shall be registered in the name of the applicable Portfolio or in the name of the Custodian or in the name of any Eligible Foreign Custodian or in the name of any nominee of the foregoing, and the Fund on behalf of such Portfolio agrees to hold any such nominee harmless from any liability as a holder of record of such foreign securities. The Custodian or an Eligible Foreign Custodian shall not be obligated to accept securities on behalf of a Portfolio under the terms of this Agreement unless the form of such securities and the manner in which they are delivered are in accordance with reasonable market practice.

Section 4.5   Bank Accounts. The Custodian shall identify on its books as belonging to the Fund cash (including cash denominated in foreign currencies) deposited with the Custodian. Where the Custodian is unable to maintain, or market practice does not facilitate the maintenance of, cash on the books of the Custodian, a bank account or bank accounts shall be opened and maintained outside the United States on behalf of a Portfolio with an Eligible Foreign Custodian. All accounts referred to in this Section shall be subject only to draft or order by the Custodian (or, if applicable, such Eligible Foreign Custodian) acting pursuant to the terms of this Agreement to hold cash received by or from or for the account of the Portfolio. Cash maintained on the books of the Custodian (including its branches, subsidiaries and affiliates), regardless of currency denomination, is maintained in bank accounts established under, and subject to the laws of, The Commonwealth of Massachusetts.

Section 4.6.   Collection of Income. The Custodian shall use reasonable commercial efforts to collect all income and other payments with respect to the Foreign Assets held hereunder to which the Portfolios shall be entitled and shall credit such income, as collected, to the applicable Portfolio. In the event that extraordinary measures are required to collect such income, the Fund and the Custodian shall consult as to such measures and as to the compensation and expenses of the Custodian relating to such measures.

Section 4.7    Shareholder Rights. The Custodian shall deliver to the Fund, in the most expeditious manner practicable, all forms of proxies, all notices of meetings, and any other notices or announcements affecting or relating to securities owned by one or more of the Fund’s Portfolios that are received by the Custodian, any Sub-Custodian, or any nominee of either of them (or with the exercise of reasonable care that the Custodian, any Sub-Custodian, or any nominee of either of them should have become aware), and, upon receipt of Proper Instructions, the Custodian shall execute and deliver, or cause such Sub-Custodian or nominee to execute and deliver, such proxies or other authorizations as may be required. The Custodian recognizes that this requirement applies to all securities and that the Fund’s investments in non-U.S. securities may entail proxies and notices, which, for the avoidance of doubt, are subject to this Agreement. With respect to the foreign securities held pursuant to this Section 4, the Custodian shall use reasonable commercial efforts to facilitate the exercise of voting and other shareholder rights, subject to the laws, regulations and practical constraints that may exist in the country where such securities are issued. In the event that the Fund invests in non-U.S. securities in a market in which the Custodian does not offer proxy voting services, the Custodian shall promptly notify the Fund. Except as directed pursuant to Proper Instructions, neither the Custodian nor any Sub-Custodian or nominee shall vote upon any such securities, or execute any proxy to vote thereon, or give any consent or take any other action with respect thereto. In the event that the Custodian is unable to vote upon any such securities in accordance with Proper Instructions for any reason including, but not limited to, the failure of the Fund to deliver any necessary powers of attorney or other documentation, the Custodian shall promptly notify (subject to market practices and rules) the Fund. The Fund acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of the Fund to exercise shareholder rights.

Section 4.8.   Communications Relating to Foreign Portfolio Securities. The Custodian shall transmit promptly to the Fund written information with respect to materials received by the Custodian via the Eligible Foreign Custodians from issuers of the foreign securities being held for the account of the Portfolios. With respect to tender or exchange offers, the Custodian shall transmit promptly to the Fund written information with respect to materials so received by the Custodian from issuers of the foreign securities whose tender or exchange is sought or from the party (or its agents) making the tender or exchange offer. The Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with foreign securities or other property of the Portfolios at any time held by it unless (i) the Custodian or the respective Eligible Foreign Custodian is in actual possession of such foreign securities or property and (ii) the Custodian receives Proper Instructions with regard to the exercise of any such right or power, and both (i) and (ii) occur at least three business days prior to the date on which the Custodian is to take action to exercise such right or power. The Custodian shall also transmit promptly to the Fund all written information received by the Custodian via the Eligible Foreign Custodians from issuers of the foreign securities being held for the account of the Fund regarding any class action or other collective litigation relating to foreign securities or other assets issued outside the United States and then held, or previously held, during the relevant class-action period during the term of this Agreement by the Custodian for the account of the Fund, including, but not limited to, opt-out notices and proof-of-claim forms. The Custodian will not support class-action participation by the Fund beyond such forwarding of written information received by the Custodian. For avoidance of doubt, upon and after the effective date of any termination of this Agreement, the Custodian shall have no responsibility to so transmit any information under this Section 4.8.

Section 4.9.   Contracts With Eligible Foreign Custodians. Each contract pursuant to which the Custodian employs an Eligible Foreign Custodian shall meet the requirements of Rule 17f-5 and, to the extent possible, require the Eligible Foreign Custodian to exercise reasonable care in the performance of its duties and to indemnify and hold harmless the Custodian from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the Eligible Foreign Custodian’s performance of such obligations. The foregoing notwithstanding, the Custodian acting as Foreign Custody Manager of a Portfolio is subject to the standard of care provided in Section 16.1 of this Agreement and is liable for the actions or omissions of a sub-custodian as provided in Section 17. At the Fund’s election, the Fund shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against an Eligible Foreign Custodian as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Fund has not been made whole for any such loss, damage, cost, expense, liability or claim. In no event shall the Custodian be obligated to bring suit in its own name or to allow suit to be brought in its name.

Section 4.10.   Provision of Information. At the request of the Fund, the Custodian shall promptly provide to the Fund all information relating to the Fund, or any of its Portfolio’s, cash, securities, and other assets which may be reasonably requested by the Fund in order to determine the amount to be paid to the Custodian under Section 15 hereof. Such information shall be delivered to the Fund at such time(s) and in such form(s) specified by the Fund.

Section 5.	Contractual Settlement Services (Purchase / Sales)

Section 5.1   The Custodian shall, in accordance with the terms set out in this section, debit or credit the appropriate cash account of each Portfolio in connection with (i) the purchase of securities for such Portfolio, and (ii) proceeds of the sale of securities held on behalf of such Portfolio, on a contractual settlement basis.

Section 5.2   The services described above (the “Contractual Settlement Services”) shall be provided for such instruments and in such markets as the Custodian may advise from time to time. The Custodian may terminate or suspend any part of the provision of the Contractual Settlement Services under this Agreement at its sole discretion immediately upon notice to the Fund on behalf of each Portfolio, including, without limitation, in the event of force majeure events affecting settlement, any disorder in markets, or other changed external business circumstances affecting the markets or the Fund, provided that the Custodian shall be acting within the standard of care set forth in Section 16.1.

Section 5.3   The consideration payable in connection with a purchase transaction shall be debited from the appropriate cash account of the Portfolio as of the time and date that monies would ordinarily be required to settle such transaction in the applicable market. The Custodian shall promptly recredit such amount at the time that the Portfolio or the Fund notifies the Custodian by Proper Instruction that such transaction has been canceled.

Section 5.4   With respect to the settlement of a sale of securities, a provisional credit of an amount equal to the net sale price for the transaction (the “Settlement Amount”) shall be made to the account of the Portfolio as if the Settlement Amount had been received as of the close of business on the date that monies would ordinarily be available in good funds in the applicable market. Such provisional credit will be made conditional upon the Custodian having received Proper Instructions with respect to, or reasonable notice of, the transaction, as applicable; and the Custodian or its agents having possession of the asset(s) (which shall exclude assets subject to any third party lending arrangement entered into by a Portfolio) associated with the transaction in good deliverable form and not being aware of any facts which would lead them to believe that the transaction will not settle in the time period ordinarily applicable to such transactions in the applicable market.

Section 5.5.   Simultaneously with the making of such provisional credit, the Portfolio agrees that the Custodian shall have, and hereby grants to the Custodian, a security interest in any property at any time held for the account of the Portfolio to the full extent of the credited amount, and each Portfolio hereby pledges, assigns and grants to the Custodian a continuing security interest and a lien on any and all such property under the Custodian’s possession, in accordance with the terms of this Agreement. In the event that the applicable Portfolio fails to promptly repay any provisional credit, the Custodian shall have all of the rights and remedies of a secured party under the Uniform Commercial Code of The Commonwealth of Massachusetts.

Section 5.6   The Custodian shall have the right to reverse any provisional credit or debit given in connection with the Contractual Settlement Services at any time when the Custodian believes, in its reasonable judgment, that such transaction will not settle in accordance with its terms or amounts due pursuant thereto, will not be collectable or where the Custodian has not been provided Proper Instructions with respect thereto, as applicable, and the Portfolio shall be responsible for any costs or liabilities resulting from such reversal. Upon such reversal, a sum equal to the credited or debited amount shall become immediately payable by the Portfolio to the Custodian and may be debited from any cash account held for benefit of the Portfolio.

Section 5.7   In the event that the Custodian is unable to debit an account of the Portfolio, and the Portfolio fails to pay any amount due to the Custodian at the time such amount becomes payable in accordance with this Agreement, (i) the Custodian may charge the Portfolio for reasonable costs and expenses associated with providing the provisional credit, including without limitation the cost of funds associated therewith, (ii) the amount of any accrued dividends, interest and other distributions with respect to assets associated with such transaction may be set off against the credited amount, (iii) the provisional credit and any such costs and expenses shall be considered an advance of cash for purposes of the Agreement and (iv) the Custodian shall have the right to setoff against any property and to sell, exchange, convey, transfer or otherwise dispose of any property at any time held for the account of the Portfolio to the full extent necessary for the Custodian to make itself whole.

Section 6.	Foreign Exchange

The role of the Custodian with respect to foreign exchange transactions is limited to facilitating the processing and settlement of such transactions. The Custodian does not have any agency, trust or fiduciary obligation to the Fund or any other person in connection with the execution of any foreign exchange transactions, other than the obligation as agent to process the Proper Instructions given by the Fund. If the Fund enters into any foreign exchange transaction with State Street Bank and Trust Company, a subcustodian or any of their affiliates, the Fund does so on the basis that these entities are acting as a principal dealer and counterparty, and not as fiduciary or agent to the Fund, and the execution services are governed by separate arrangements (including pricing) and do not form part of the services provided by the Custodian under this Agreement. This applies to foreign exchange transactions entered into by the Fund directly with the trading desk of these entities or by Proper Instruction to the Custodian using the indirect foreign exchange services described in the Client Publications.

Section 7.	Payments for Sales or Repurchases or Redemptions of Shares

The Custodian shall receive from the distributor of the Shares or from the Fund’s transfer agent (the “Transfer Agent”), as the case may be, and deposit into the account of the appropriate Portfolio such payments as are received for Shares thereof issued or sold from time to time by the Fund. The Custodian will provide timely notification to the Fund on behalf of each such Portfolio and the Transfer Agent of any receipt by it of payments for Shares of such Portfolio.

Section 8.	Proper Instructions

“Proper Instructions,” which may also be standing instructions, shall mean instructions received by the Custodian from the Fund, its Investment Advisor, or a person or entity duly authorized by either of them. Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed from time to time by the Custodian and the person(s) or entity giving such instruction, provided that the Fund has followed any security procedures agreed to from time to time by the Fund and the Custodian including, but not limited to, the security procedures selected by the Fund via the form of Funds Transfer Addendum hereto, the terms of which are hereby agreed to. The Custodian may agree to accept oral instructions, and in such case oral instructions will be considered Proper Instructions. The Fund shall cause all oral instructions to be confirmed in writing. The Custodian shall be entitled conclusively to rely and act upon Proper Instructions until the Custodian has received notice of any change from the Fund and has had a reasonable time to implement such change. The Custodian may act on a Proper Instruction if it reasonably believes it contains sufficient information, and may refrain from acting on any Proper Instructions until such time that it has determined, in its sole discretion, that it has received any required clarification and/or authentication of Proper Instructions, provided the Custodian shall be acting within the standard of care set forth in Section 16.1. The Custodian may rely upon and shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper believed by it in good faith to be genuine and to have been properly executed by or on behalf of the Fund.

If the Custodian is not provided with reasonable time to execute a Proper Instruction (including any Proper Instruction not to execute, or any other modification to, a prior Proper Instruction) the Custodian will use good faith efforts to execute the Proper Instruction but will not be responsible or liable if such efforts are not successful (including any inability to change any actions that the Custodian had taken pursuant to the prior Proper Instruction) provided that the Custodian has acted within the standard of care set forth in Section 16.1. The inclusion of a statement of purpose or intent (or any similar notation) in a Proper Instruction shall not impose any additional obligations on the Custodian or condition or qualify its authority to effect such Proper Instruction. The Custodian will not assume a duty to ensure that the stated purpose or intent is fulfilled, and will have no responsibility or liability when it follows the Proper Instruction without regard to such purpose or intent provided that the Custodian has acted within the standard of care set forth in Section 16.1.

Concurrently with the execution of this Agreement, and from time to time thereafter, as appropriate, the Fund shall deliver to the Custodian an officer’s certificate setting forth the names, titles, signatures and scope of authority of all persons authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Fund. Such certificate may be accepted and conclusively relied upon by the Custodian and shall be considered to be in full force and effect until receipt by the Custodian of a similar certificate to the contrary.

Section 9.	[Reserved]

Section 10.	Actions Permitted without Express Authority

The Custodian may in its discretion, without express authority from the Fund on behalf of each applicable Portfolio, but otherwise acting within the standard of care set forth in Section 16.1:

1)	Make payments to itself or others for minor expenses of handling securities or other similar items relating to its duties under this Agreement; provided that all such payments shall be accounted for to the Fund on behalf of the Portfolio;

2)	Surrender securities in temporary form for securities in definitive form;

3)	Endorse for collection, in the name of the Portfolio, checks, drafts and other negotiable instruments; and

4)	In general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Portfolio except as otherwise directed by the Board.

Section 11.	Duties of Custodian with Respect to the Books of Account and Calculation of Net Asset Value and Net Income

The Custodian shall cooperate with and supply necessary information to the entity or entities appointed by the Board to keep the books of account of each Portfolio and/or compute the net asset value per Share of the outstanding Shares or, if directed in writing to do so by the Fund on behalf of a Portfolio, shall itself keep such books of account and/or compute such net asset value per Share. The Custodian shall transmit the net asset value per share of each Portfolio to the Transfer Agent, the Distributor, and such other entities as directed in writing by the Fund. If and as so directed, the Custodian shall also calculate daily the net income of the Portfolio as described in the Prospectus and shall advise the Fund and the Transfer Agent daily of the total amounts of such net income and, if instructed in writing by an officer of the Fund to do so, shall advise the Transfer Agent periodically of the division of such net income among its various components. The calculations of the net asset value per Share and the daily income of each Portfolio shall be made at the time or times described from time to time in the Prospectus.

The Fund acknowledges and agrees that, with respect to investments maintained with the Underlying Transfer Agent, the Underlying Transfer Agent is the sole source of information on the number of shares of a fund held by it on behalf of a Portfolio and that the Custodian has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Custodian in performing its duties under this Agreement, including without limitation, the duties set forth in this Section 11 and in Section 12 hereof; provided, however, that the Custodian shall be obligated to reconcile information as to purchases and sales of Underlying Shares contained in trade instructions and confirmations received by the Custodian and to report promptly any discrepancies to the Underlying Transfer Agent.

Section 12.	Records

The Custodian shall with respect to each Portfolio create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Fund under the 1940 Act, with particular attention to section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the Fund, copies shall be furnished promptly to the Fund or any successor custodian upon request and shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Fund and employees and agents of the SEC. The Custodian shall, at the Fund’s request, supply the Fund with a tabulation of securities owned by each Portfolio and held by the Custodian and shall, when requested to do so by the Fund and for such compensation as shall be agreed upon between the Fund and the Custodian, include certificate numbers in such tabulations. In the event that the Custodian is requested or authorized by the Fund, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Fund by state or federal regulatory agencies, to produce the records of the Fund or the Custodian’s personnel as witnesses or deponents, the Fund agrees to pay the Custodian for the Custodian’s time and reasonable expenses, as well as the reasonable fees and expenses of the Custodian’s counsel, incurred in such production.

Section 13.	Opinion of Fund’s Independent Accountant

The Custodian shall take all reasonable action, as the Fund with respect to a Portfolio may from time to time request, to obtain from year to year favorable opinions from the Fund’s independent accountants with respect to its activities hereunder in connection with the preparation of the Fund’s Form N-1A, Form N-CSR and Form N-SAR or other periodic reports to the SEC and with respect to any other requirements thereof.

The Custodian shall cooperate with the Fund’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to provide such information, as may be reasonably requested by the Fund from time to time, to such accountants for the expression of their opinion.

Section 14.	Reports to Fund by Independent Public Accountants

The Custodian shall provide the Fund, on behalf of each of the Portfolios at such times as the Fund may reasonably require, with reports by independent public accountants on the accounting system, internal accounting control and procedures for safeguarding securities, futures contracts and options on futures contracts, including securities deposited and/or maintained in a U.S. Securities System or a Foreign Securities System (either, a “Securities System”), relating to the services provided by the Custodian under this Agreement; such reports, shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Fund to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

Section 15.	Compensation of Custodian

The Custodian shall be entitled to reasonable compensation for its services and reasonable expenses as Custodian, as agreed upon from time to time between the Fund on behalf of each applicable Portfolio and the Custodian.

Section 16.	Responsibility of Custodian

Section 16.1   Standard of Care. In performing the services hereunder, the Custodian shall act without negligence, willful misconduct, willful misfeasance, fraud, bad faith, reckless disregard of its duties and obligations under this Agreement and with the reasonable care, prudence, diligence, and skill that may be reasonably expected of a leading provider of custody services in carrying out all of its duties and obligations under this Agreement. The Custodian shall be kept indemnified by and shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence; provided that, the Custodian shall not be indemnified against any liability (or any expenses incident to such liability) arising out of the Custodian’s failure to exercise its standard of care set out in this Section 16.1.

Except as may arise from the Custodian’s failure to exercise its standard of care, the Custodian shall be without liability to the Fund for any loss or expense resulting from or caused by: (i) events or circumstances beyond the reasonable control of the Custodian or any sub-custodian or Securities System or any agent or nominee of any of the foregoing, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any securities market, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, work stoppages, natural disasters, or other similar events or acts; (ii) errors by the Fund or its duly authorized investment manager or investment adviser in their instructions to the Custodian provided such instructions have been in accordance with this Agreement; (iii) any delay or failure of any broker, agent or intermediary, central bank or other commercially prevalent payment or clearing system to deliver to the Custodian’s sub-custodian or agent securities purchased or in the remittance or payment made in connection with securities sold; (iv) any delay or failure of any company, corporation, or other body in charge of registering or transferring securities in the name of the Custodian, the Fund, the Custodian’s sub-custodians, nominees or agents or any consequential losses arising out of such delay or failure to transfer such securities including non-receipt of bonus, dividends and rights and other accretions or benefits; (v) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular security or Securities System; and (vi) any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or any foreign country, or political subdivision thereof or of any court of competent jurisdiction. The Custodian shall be without liability to the Fund or any Portfolio for any loss or expense resulting from or caused by anything that is part of Country Risk.

Section 16.2   Disaster Recovery/Business Continuity. The Custodian shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Custodian’s control. The Custodian shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Fund and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, the Custodian shall discuss with the Fund any business continuity/disaster recovery plan of the Custodian and/or provide a high-level presentation summarizing such plan. The Custodian represents that its business continuity plan is appropriate for its business as a provider of custodian services to investment companies registered under the 1940 Act.

Section 16.3   Special or Consequential Damages. Notwithstanding anything contained herein to the contrary, neither party shall be liable for any indirect, special or consequential damages; provided that the foregoing limitation shall not apply with respect to damages or claims arising out of or relating to that party’s fraud or willful misconduct.

Section 16.4   Payment of Money. If the Fund on behalf of a Portfolio requires the Custodian to take any action with respect to securities, which action involves the payment of money or which action may, in the opinion of the Custodian, result in the Custodian or its nominee assigned to the Fund or the Portfolio being liable for the payment of money or incurring liability of some other form, the Fund on behalf of the Portfolio, as a prerequisite to requiring the Custodian to take such action, shall provide indemnity to the Custodian in an amount and form satisfactory to it.

Section 16.5   Mitigation by Custodian. Upon the occurrence of any event which causes or may cause any loss, damage or expense to the Fund or any Portfolio, (i) the Custodian shall promptly notify the Fund or Portfolio of the occurrence of such event, (ii) the Custodian shall cause any applicable sub-custodian to, and (iii) the Custodian shall use its best efforts to cause any applicable sub-custodian or Eligible Securities Depository to, use all commercially reasonable efforts and take all reasonable steps under the circumstances to mitigate the effects of such event and to avoid continuing harm to the Fund and its Portfolios.

Section 16.6.   Advice of Counsel. The Custodian shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice provided however, with respect to the performance of any action or omission of any action upon such advice, the Custodian shall be acting within the standard of care set forth in Section 16.1. The Custodian shall promptly notify the Fund of the receipt of such advice.

Section 16.7.   Lien If the Custodian, its affiliates, subsidiaries or agents advances cash or securities to the Fund for any purpose (including but not limited to securities settlements, foreign exchange contracts and assumed settlement), or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee’s own negligent action, negligent failure to act or willful misconduct, or if the Fund fails to compensate the Custodian pursuant to Section 15 hereof, any property at any time held for the account of the applicable Portfolio shall be security therefor and should the Fund fail to pay or reimburse the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of such Portfolio’s assets to the extent necessary to obtain payment or reimbursement. The Custodian will have, in addition to all other rights and remedies arising under this Agreement or under applicable law, the rights and remedies of a secured party under applicable law. The Custodian may at any time decline to follow Proper Instructions to deliver out to the Fund cash or securities if the Custodian determines in its reasonable discretion that, after giving effect to the Proper Instructions, the cash or securities remaining will not have sufficient value fully to secure the Fund's payment or reimbursement obligations, whether contingent or otherwise, and Custodian shall promptly notify the Fund of such action.

Section 17.	Liability of Custodian for Actions of Other Persons.

Section 17.1   Domestic Sub-Custodians, Foreign Sub-Custodians. The Custodian shall be liable for the actions or omissions of any domestic sub-custodian or any foreign sub-custodian to the same extent as if such action or omission was performed by the Custodian itself, taking into account established market practices and local laws prevailing in the jurisdiction in which the acts and omissions of such sub-custodian occur. In the event of any loss, damage or expense suffered or incurred by the Fund caused by or resulting from the actions or omissions of any domestic sub-custodian or foreign sub-custodian for which the Custodian would otherwise be liable, the Custodian shall promptly reimburse the Fund in the amount of any such loss, damage or expense. The Custodian shall be without liability for any loss, damage or expense caused by or resulting from the insolvency of any domestic sub-custodian or foreign sub-custodian that is not a wholly-owned subsidiary of the Custodian; provided, however, that the foregoing exculpation of the Custodian with respect to the insolvency of a particular foreign sub-custodian shall not be applicable to the extent the Custodian fails to comply with its obligations under this Agreement or as a Foreign Custody Manager pursuant to Rule 17f-5 with respect to such foreign sub-custodian. For the avoidance of doubt, if the Custodian has met its standard of care hereunder and has fulfilled its obligations as a Foreign Custody Manager pursuant to Rule 17f-5 with respect to a foreign sub-custodian, then the Custodian shall be without liability for any loss, damage or expense caused by or resulting from the insolvency of such foreign sub-custodian.

Section 17.2  Special Sub-Custodians And Additional Custodians. Except as otherwise provided in any sub-custodian agreement to which the Custodian, the Fund and any Special Sub-Custodian or additional custodian are parties, the Custodian shall not be liable to the Fund for any loss, damage or expense suffered or incurred by the Fund or any of its Portfolios resulting from the actions or omissions of a Special Sub-Custodian or additional custodian, unless such loss, damage or expense is caused by, or arises from, the failure of the Custodian to meet its standard of care as set out in Section 16.1 of this Agreement; provided however, that in the event of any such loss, damage or expense, the Custodian shall take all reasonable steps to enforce such rights as it may have against any Special Sub-Custodian or additional custodian to protect the interests of the Fund and its Portfolios. The Custodian shall be without liability for any loss, damage or expense caused by or resulting from the insolvency of any Special Sub-Custodian or additional custodian.

Section 17.3   Securities Systems. The Custodian shall not be liable to the Fund for any loss, damage or expense suffered or incurred by the Fund or any of its Portfolios resulting from the use by the Custodian of a Securities System, unless such loss, damage or expense is caused by, or arises from the failure of the Custodian to meet its standard of care as set out in Section 16.1 of this Agreement; provided however, that in the event of any such loss, damage or expense, the Custodian shall take all reasonable steps to enforce such rights as it may have against the Securities System to protect the interests of the Fund and its Portfolios. Notwithstanding the foregoing, the Custodian shall be without liability for any loss, damage or expense caused by or resulting from the insolvency of any Securities System.

Section 18.	Effective Period, Termination and Amendment.

This Agreement shall remain in full force and effect for an initial term ending August 31, 2024 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction, or (iii) based upon the Fund’s determination that there is a reasonable basis to conclude that the Custodian is insolvent or that the financial condition of the Custodian is deteriorating in any material respect.

Upon termination of this Agreement pursuant to this Section with respect to the Fund or a Portfolio, the Fund shall pay Custodian its compensation due and shall reimburse Custodian for its costs, expenses and disbursements except, if termination is based on termination for a material breach of this Agreement coupled with the Custodian’s failure to meet its standard of care under this Agreement, less any losses or damages caused by such event.

The provisions of Sections 6, 15, 16, 17 and 22.10 of this Agreement shall survive termination of this Agreement for any reason.

This Agreement may be amended by a written agreement executed by both parties.

Section 19.	Successor Custodian

If a successor custodian for the Fund shall be appointed by the Board, the Custodian shall, upon termination, deliver to such successor custodian at the office of the Custodian, duly endorsed and in the form for transfer, all securities, funds and other properties of the Fund then held by it hereunder and shall transfer to an account of the successor custodian all of the securities of the Fund held in a Securities System or at the Underlying Transfer Agent. If directed by the Fund, the Custodian will provide the services hereunder until a replacement custodian is in place, for a reasonable period of time not to exceed nine months, subject to the terms of this Agreement, including compensation.  The Custodian will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as the Custodian customarily charges for such assistance.

If no such successor custodian shall be appointed, the Custodian shall, in like manner, upon receipt of a Proper Instruction, deliver at the office of the Custodian and transfer such securities, funds and other properties in accordance with such Proper Instruction.

In the event that no Proper Instruction designating a successor custodian or alternative arrangements shall have been delivered to the Custodian on or before the date when such termination shall become effective, then the Custodian shall have the right to deliver to a bank or trust company, which is a “bank” as defined in the 1940 Act, doing business in Boston, Massachusetts, or New York, New York, of its own selection, all securities, funds and other properties held by the Custodian hereunder and all instruments held by the Custodian relative thereto and all other property held by it under this Agreement on behalf of the Fund, and to transfer to an account of such successor custodian all of the Fund’s securities held in any Securities System or at the Underlying Transfer Agent. Thereafter, such bank or trust company shall be the successor of the Custodian under this Agreement.

In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of the Fund to provide Proper Instructions as aforesaid, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian retains possession of such securities, funds and other properties and the provisions of this Agreement relating to the duties and obligations of the Custodian shall remain in full force and effect.

Section 20.    Remote Access Services Addendum. The Custodian and the Fund agree to be bound by the terms of the Remote Access Services Addendum hereto.

Section 21.    Loan Services Addendum. In the event the Fund directs Custodian in writing to perform loan services, Custodian and the Fund hereby agree to be bound by the terms of the Loan Services Addendum attached hereto and the Fund shall reimburse Custodian for its fees and expenses related thereto as agreed upon from time to time in writing by the Fund and Custodian.

Section 22.	General.

Section 22.1   Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of state of New York.

Section 22.2   Prior Agreements. This Agreement supersedes and terminates, as of the date hereof, all prior agreements between the Fund on behalf of each of the Portfolios and the Custodian relating to the custody of the Fund’s assets.

Section 22.3   Assignment; Delegation. This Agreement may not be assigned by (a) the Fund without the written consent of the Custodian or (b) by the Custodian without the written consent of the Fund, except that the Custodian may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Custodian.

The Custodian shall have the right, without prior notice to or the consent the Fund, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated (each, a “Delegate”), to provide or assist it in the provision of any part of the services provided pursuant to this Agreement, other than services required by applicable law to be performed by a qualified custodian or a Securities System. The Custodian will be liable to the Fund for the acts and omissions of its Delegates as if it had committed such acts and omissions itself. Unless otherwise agreed in a fee schedule, the Administrator shall be responsible for the compensation of its Delegates. The term Delegate does not include sub-custodians, Securities Systems, third-party authorized data sources, suppliers of information technology or related services, or financial market utilities (including payment systems, central securities depositories, securities settlement systems, central counterparties and trade repositories), and the Custodian shall have no liability for their acts or omissions except as otherwise expressly provided elsewhere in this Agreement; provided, however, the foregoing is not intended to, and shall not, limit or modify the Custodian’s provision of services and related obligations hereunder. The Custodian will provide or make available to the Fund on a quarterly or other periodic basis information regarding its global operating model for the delivery of the services, which information shall include the identities of Delegates affiliated with the Custodian that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Fund may reasonably request from time to time. Nothing in this paragraph shall limit or restrict the Custodian’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services, provided, the Custodian will be liable to the Trust for the acts and omissions of such affiliates and third parties as if it had committed such acts and omissions itself and the Custodian shall be responsible for the compensation of any such affiliates and third parties.

Section 22.4   Interpretive and Additional Provisions. In connection with the operation of this Agreement, the Custodian and the Fund on behalf of each of the Portfolios, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Fund’s articles of organization and by-laws or agreement or declaration of trust, as applicable, and Prospectus (collectively, “Governing Documents”). No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

Section 22.5   Additional Funds and Portfolios. In the event that any management investment company in addition to those listed on Appendix A hereto desires to have the Custodian render services as custodian under the terms hereof, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, which shall not be unreasonably withheld, such management investment company shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth in Section 22.6 below. In the event that the Fund establishes one or more additional series of Shares with respect to which it desires to have the Custodian render services as custodian under the terms hereof, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

Section 22.6   The Parties. In the case of a series corporation, trust or other entity, all references herein to the “Portfolio” are to the individual series or portfolio of such corporation, trust or other entity, or to such corporation, trust or other entity on behalf of the individual series or portfolio, as appropriate. Any reference in this Agreement to “the parties” shall mean the Custodian and the Fund. The Fund hereby represents and warrants that (a) it is a statutory trust, duly organized, existing and in good standing under the laws of its state of formation; (b) it has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; (c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement; (d) it is, or will be prior to the commencement of its operations, an investment company properly registered with the SEC under the 1940 Act; (e) the Registration Statement has been filed and will be effective and remain effective during the term of this Agreement; the Fund also warrants to the Custodian that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made; (f) no legal or administrative proceedings have been instituted or threatened which would impair the Fund’s ability to perform its duties and obligations under this Agreement; (g) its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it; (h) as of the close of business on the date of this Agreement, the Fund is authorized to issue unlimited shares of beneficial interest; and (i) it has all necessary right, title, intellectual property, licenses, consents and content as may be necessary for the Fund to operate as presently contemplated. The Custodian hereby represents and warrants that (a) it is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts; (b) it has the organizational power and authority to carry on its business in The Commonwealth of Massachusetts; (c) all requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement; (d) no legal or administrative proceedings have been instituted or threatened which would materially impair the Custodian’s ability to perform its duties and obligations under this Agreement; (e) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Custodian or any law or regulation applicable to it; (f) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; (g) it will promptly notify the Fund in the event that the Custodian is for any reason unable to perform any of its obligations under this Agreement;(h) it will promptly notify the Fund, except as may be prohibited by applicable law, of any legal, regulatory or administrative proceedings that have been instituted, which would materially impair the Custodian’s ability to perform its duties and obligations under this Agreement; and (i) the various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, the Fund’s records and other data and the Custodian’s records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder. Each of the Fund and the Custodian further represents and warrants that it will promptly notify the other party if any of the above representations and warranties applicable to it ceases to be true or if it is unable to perform its obligations under this Agreement for any reason.

Section 22.7   Notices. Unless otherwise specified, all notices, requests, claims, demands and other communications under this Agreement (other than routine operational communications), will be in writing and will be taken to have been given when: (i) delivered by hand; (ii) on the next Business Day after being sent by e-mail (unless the sender received an automated message that the e-mail has not been delivered); (iii) on the next Business Day after being sent by overnight courier service for next Business Day delivery; or (iv) on the third Business Day after being sent by registered or certified mail, return receipt requested, in each case to the respective parties hereto at the following addresses, or such other address to e-mail address as a party may specify by written notice from time to time:

To the Fund:	WisdomTree Digital Trust
250 West 34th Street, 3rd Floor
New York, NY 10119
Attn: Legal Department
E-mail: legalnotice@wisdomtree.com

To the Custodian:	State Street Bank and Trust Company
1 Iron Street, 5th Floor
Boston, MA 02210
Attention: Michael Hug, Vice President
Telephone: (617) 662-0670
E-mail: mhug@statestreet.com

with a copy to:	State Street Bank and Trust Company
Legal Division – Institutional Services Americas
One Lincoln Street
Boston, MA 02111
Attention: Senior Vice President and Senior Managing Counsel

For the purposes of this Section 22.7, “Business Day” shall mean a day on which the Custodian or the relevant Subcustodian is open for business in the market or country in which a transaction or an action by a party takes place.

Section 22.8   Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

Section 22.9   Severability. If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on any occasion or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.

Section 22.10   Confidentiality and Use of Data. “Confidential Information” means all information provided by or on behalf of a party (the “Disclosing Party”) to the other party (the “Receiving Party”), or collected by a Receiving Party, under or pursuant to this Agreement that is marked “confidential”, “restricted”, “proprietary” or with a similar designation, or that the Receiving Party knows or reasonably should know is confidential, proprietary or a trade secret. The terms and conditions of this Agreement (including any related fee schedule or arrangement) and any fees will be treated as Confidential Information as to which each party is a Disclosing Party. Confidential Information will not include information that: (i) is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement: (ii) was known to the Receiving Party (without an obligation of confidentiality) prior to its disclosure; (iii) is independently developed by the Receiving Party without the use of other Confidential Information; (iv) is rightfully obtained on a non-confidential basis from a third party source. “Data” means any Confidential Information of the Fund relating to its holdings, transactions or other information that the Custodian obtains with respect to the Fund in connection with the provision of the services under this Agreement or any other agreement.

Subject to this Section 22.10, Confidential Information will not be disclosed by the Receiving Party to any third party without the prior consent of the Disclosing Party. Except as expressly contemplated by this Agreement, nothing in this Section 22.10 will limit the confidentiality and data-protection obligations of the Custodian and its agents and affiliates under this Agreement and applicable laws.

Subject to this Section 22.10, all Confidential Information, including Data, will be used by the Receiving Party for the purpose of providing or receiving services, as applicable, pursuant to this Agreement or otherwise discharging its obligations under this Agreement. The Custodian and its affiliates may use Data to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information relating to other customers of the Custodian and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution to or identification of such Data with the Trust or any Fund, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Custodian publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement. The Fund acknowledges that the Custodian may seek and realize economic benefit from the publication or distribution of the Indicators.

The Receiving Party may disclose the Disclosing Party's Confidential Information without the Disclosing Party’s consent to its attorneys, accountants, auditors, consultants and other similar advisors that have a reasonable need to know such Confidential Information (“Representatives”), provided such Confidential Information is disclosed under obligations of confidentiality that prohibit the disclosure or use of such Confidential Information by the Representatives for any purpose other than the specific engagement with the Receiving Party for which the Representative has been retained and that are otherwise no less restrictive than the confidentiality obligations contained in this Agreement. The parties acknowledge that use of Confidential Information by a Representative to represent its other clients in dealing with the Disclosing Party would constitute a breach of this Section 22.10. Where the Custodian is the Receiving Party, “Representatives” will include its affiliates and Service Providers (as defined below). The Custodian may disclose and permit use (as applicable) of Confidential Information of the Fund without the Fund’s consent: (i) to its affiliates and any of its third-party agents and service providers (“Service Providers”) in connection with the provision of services, the discharge of its obligations under this Agreement or the carrying out of any Proper Instruction, including in accordance with the standard practices or requirements of any financial market utility or in connection with the settlement, holding or administration of cash, securities or other instruments and (ii) to its affiliates in connection with the management of the businesses of the Custodian and its affiliates, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management and marketing. The Custodian shall cause any affiliate, agent or Service Provider to which it has disclosed Confidential Information pursuant to this Section 22.10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

Each party may store Confidential Information with third-party providers of information technology services, and permit access to Confidential Information by such providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support. Such Confidential Information must be disclosed under obligations of confidentiality. The Receiving Party may disclose the Disclosing Party's Confidential Information to the extent such disclosure is required to satisfy any legal requirement (including in response to court-issued orders, investigative demands, subpoenas or similar processes or to satisfy the requirements of any applicable regulatory authority). Each party acknowledges that the disclosure to any non-authorized third party of Confidential Information or the use of Confidential Information in breach of this Agreement, may immediately give rise to continuing irreparable injury inadequately compensable in damages at law, and in such cases the Receiving Party agrees to waive any defense that an adequate remedy at law is available if the Disclosing Party seeks to obtain injunctive relief against any such breach or any threatened breach. Each party will be responsible for any use or disclosure of Confidential Information of the Disclosing Party in breach of this Agreement by its Representatives as though such party had used or disclosed such Confidential Information itself. In no event will the Custodian allow representatives of its asset management division or affiliates engaged in asset management to have access to or to use Confidential Information of the Fund, including Data.

The Custodian will employ reasonable safeguards designed to protect the Fund’s Confidential Information, which may include but are not limited to the use of encryption technologies, passwords and any other safeguards the Custodian may choose to employ. . At all times, Custodian shall remain responsible and liable for such entities’ compliance with the terms of Section 22.14.

Custodian agrees to notify promptly the Fund of any breach of this Section 22.10 or Section 22.143 and to provide the Fund with details as to the nature and extent of the breach, including, but not limited to, the type of confidential or personal information disclosed and the identity of the recipients of such information.

To the extent reasonably possible, shareholder information made available to third parties by Custodian will be provided on a non-disclosed basis (that is, without information disclosing the identity of the shareholder).

Section 22.12   Reproduction of Documents. This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 22.13   Regulation GG. The Fund hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). The Fund hereby covenants that it shall not engage in an Internet gambling business. In accordance with Regulation GG, the Fund is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Custodian pursuant to this Agreement or otherwise between or among any party hereto.

Section 22.14   Data Privacy. The Custodian will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, directors and/or officers that the Custodian receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) Social Security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account, or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

Section 22.14   Shareholder Communications Election. SEC Rule 14b-2 requires banks which hold securities for the account of customers to respond to requests by issuers of securities for the names, addresses and holdings of beneficial owners of securities of that issuer held by the bank unless the beneficial owner has expressly objected to disclosure of this information. In order to comply with the rule, as may be applicable, the Custodian needs the Fund to indicate whether it authorizes the Custodian to provide the Fund’s name, address, and share position to requesting companies whose securities the Fund owns. If the Fund tells the Custodian “no,” the Custodian will not provide this information to requesting companies. If the Fund tells the Custodian “yes” or does not check either “yes” or “no” below, the Custodian is required by the rule, as applicable, to treat the Fund as consenting to disclosure of this information for all securities owned by the Fund or any funds or accounts established by the Fund. For the Fund’s protection, the rule, as applicable, prohibits the requesting company from using the Fund’s name and address for any purpose other than corporate communications. Please indicate below whether the Fund consents or objects by checking one of the alternatives below.

YES ☐   The Custodian is authorized to release the Fund’s name, address, and share positions.

NO ☒    The Custodian is not authorized to release the Fund’s name, address, and share positions.

Section 22.15.   Limitation of Liability of the Trustees and Shareholders. This Agreement is executed by the Fund with respect to each of its Portfolios and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Portfolio under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, the Fund and shall be payable solely from the available assets of such particular Portfolio and shall not be binding upon or affect any assets of any other Portfolio.

Section 22.16.   Insurance. The Custodian shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by the Custodian under this Agreement.  Upon the Fund’s reasonable request, which in no event shall be more than once annually, the Custodian shall furnish to the Fund a summary of the Custodian’s applicable insurance coverage.

Section 22.17.   Conflicts. The Custodian, its subcustodians and their affiliates are part of groups of companies and businesses that, in the ordinary course of their business, provide a wide range of financial services to many clients of different kinds, and engage in transactions for their own account (including acting as banker as outlined in Section 1 and acting as foreign exchange counterparty as outlined in Section 6) or for the account of other clients, which may result in actual, perceived or potential conflicts between the interests of the Fund and the interest of the Custodian, its subcustodians and their affiliates or between the interests of clients. The Custodian maintains a conflicts of interest policy, and has implemented procedures and arrangements to identify and manage conflicts of interest. In connection with the matters outlined in this paragraph, and without limiting the standard of care as specified in Section 16.1 of this Agreement, the Custodian, its subcustodians and their affiliates: (i) may do business with each client on different contractual or financial terms; (ii) will seek to profit and is entitled to receive and retain profits and compensation in connection with such activities without any obligation to account to the Fund for the same; (iii) may act as principal in its own interests, or as agent for its other clients; (iv) may act or refrain from acting based upon information derived from such activities that is not available to the Fund; (v) are not under a duty to notify or disclose to the Fund any information which comes to their notice as a result of such activities; and (vi) do not have an obligation to consider, act in, or provide information to the Fund in respect of, the interests of the Fund in connection with such activities, except to the extent (if any) expressly agreed in writing with the Fund under the contractual arrangements governing those activities. The Custodian may (but is not required to) make any disclosure or notification in connection with such activities to the Fund via publication on MyStateStreet.com or other notification mechanism.

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Signature Page

In Witness Whereof, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative under seal as of the date first above-written.

Each Management Investment Company Identified on Appendix A Hereto

By: /s/Stuart Bell___________
Name: Stuart Bell
Title: President

State Street Bank and Trust Company

By: /s/Jason Becker________
Name: Jason Becker
Title: Sr. Vice President

Master Custodian Agreement

APPENDIX A

to

Master Custodian Agreement

WisdomTree Digital Trust

WisdomTree Short-Term Treasury Digital Fund

App-1

SCHEDULE D

to

Master Custodian Agreement

Special Sub-Custodians

None

D-1